Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.99 per Unit
Adjusted Diluted Net Income of $0.71 per Unit
Cash Distribution of $0.71 per Unit

Nashville, TN, July 26, 2024 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2024.
“AB performed well in the second quarter, as global equity markets continued their solid gains," said Seth P. Bernstein, President and CEO of AllianceBernstein. “AB posted active net inflows of $1.3 billion, or 1% active organic growth, despite continued active equity outflows. Our retail channel grew by 4% annualized organically, driven by strong growth in fixed income, including 17% growth in municipals. Alternatives/multi-asset grew organically in each channel. Importantly, investment performance improved in equities and remained strong in fixed income. Investment advisory fees grew 13%, adjusted operating income increased by 15% and adjusted operating margin of 30.8% grew 380 basis points year over year. Adjusted earnings per Unit and distributions to unitholders rose by 16%."

(US $ Thousands except per Unit amounts)	2Q 2024	2Q 2023	% Change	1Q 2024	% Change
U.S. GAAP Financial Measures
Net revenues	$1,027,943	$1,008,456	1.9%	$1,104,151	(6.9%)
Operating income	$199,289	$188,661	5.6%	$241,997	(17.6%)
Operating margin	19.0%	18.4%	60 bps	21.2%	(220 bps)
AB Holding Diluted EPU	$0.99	$0.53	86.8%	$0.67	47.8%

Adjusted Financial Measures (1)
Net revenues	$825,833	$822,631	0.4%	$884,176	(6.6%)
Operating income	$254,186	$221,947	14.5%	$267,426	(5.0%)
Operating margin	30.8%	27.0%	380 bps	30.3%	50 bps
AB Holding Diluted EPU	$0.71	$0.61	16.4%	$0.73	(2.7%)
AB Holding cash distribution per Unit	$0.71	$0.61	16.4%	$0.73	(2.7%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$769.5	$691.5	11.3%	$758.7	1.4%
Average AUM	$755.5	$678.4	11.4%	$738.9	2.2%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 13 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 14-15 for notes describing the adjustments.

www.alliancebernstein.com	1 of 15

Bernstein continued, "Retail sales remained strong, driven by demand for taxable and municipal fixed income. When combined with active equity net inflows, Retail generated net inflows of $2.8 billion. Institutional net outflows improved sequentially to $1.8 billion, with active equity attrition outweighing fixed income inflows. The pipeline of awarded but unfunded Institutional mandates was $9.8 billion at quarter-end, reflecting a strong funding quarter for private alternatives, including AB CarVal. Private Wealth saw slight net outflows of $0.1 billion, reflecting seasonal tax-related selling."
Bernstein concluded, "The S&P 500 continues to reach new highs, reflecting AI-related technology gains, combined with expectations that U.S. interest rates are likely to decline late this year. Looking ahead, while market concentration remains a risk, it also creates opportunity for undervalued sectors where valuations may improve. Our global investment teams maintain a balanced perspective while seeking insights that unlock opportunity for our valued clients.”

The firm’s cash distribution per Unit of $0.71 is payable on August 15, 2024, to holders of record of AB Holding Units at the close of business on August 5, 2024.
Market Performance
Global equity and fixed income markets were mixed in the second quarter of 2024.

2Q 2024
S&P 500 Total Return	4.3%
MSCI EAFE Total Return	(0.2)
Bloomberg Barclays US Aggregate Return	0.1
Bloomberg Barclays Global High Yield Index - Hedged	1.2

www.alliancebernstein.com	2 of 15

Assets Under Management
($ Billions)

Total assets under management as of June 30, 2024 were $769.5 billion, up $10.8 billion, or 1%, from March 31, 2024 and up $78.0 billion, or 11%, from June 30, 2023.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/2024	$322.7	$316.4	$130.4	$769.5
Net Flows for Three Months Ended 6/30/2024:
Active	($1.8)	$3.7	($0.6)	$1.3
Passive	—	(0.9)	0.5	(0.4)
Total	($1.8)	$2.8	($0.1)	$0.9

Total net inflows were $0.9 billion in the second quarter, compared to net inflows of $0.5 billion in the first quarter of 2024 and net outflows of $4.0 billion in the prior year second quarter.
Institutional channel second quarter net outflows of $1.8 billion compared to net outflows of $4.2 billion in the first quarter of 2024. Institutional gross sales of $3.3 billion were flat sequentially. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $9.8 billion at June 30, 2024 compared to $11.5 billion at March 31, 2024.
Retail channel second quarter net inflows of $2.8 billion compared to net inflows of $4.2 billion in the first quarter of 2024. Retail gross sales of $23.2 billion decreased sequentially from $23.8 billion.
Private Wealth channel second quarter net outflows of $0.1 billion compared to net inflows of $0.5 billion in the first quarter of 2024. Private Wealth gross sales of $5.4 billion decreased sequentially from $5.5 billion.

www.alliancebernstein.com	3 of 15

Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

www.alliancebernstein.com	4 of 15

US GAAP Earnings

Effective April 1, 2024, AB and Societe Generale completed their previously announced transaction to form a global joint venture with two joint venture holding companies, one outside of North America and one within North America. As such, AB has deconsolidated the Bernstein Research Services business.
Revenues
Second quarter net revenues of $1.0 billion increased 2% from the second quarter of 2023. The increase was primarily due to higher investment advisory base fees, distribution revenues and performance fees, partially offset by the Bernstein Research Services deconsolidation and associated investment losses.
Sequentially, net revenues of $1.0 billion decreased 7% from $1.1 billion. The decrease was due to the Bernstein Research Services deconsolidation and associated investment losses, partially offset by higher investment advisory base fees and performance fees.
Second quarter Bernstein Research Services revenues decreased 100% compared to both prior periods. The decrease was driven by the Bernstein Research Services deconsolidation.
Expenses
Second quarter operating expenses of $829 million increased 1% from $820 million in the second quarter of 2023. The increase is primarily due to higher promotion and servicing expense, partially offset by lower employee compensation and benefits expense, lower general and administrative ("G&A") expense and lower interest on borrowings. Promotion and servicing expense increased due to higher distribution related payments, deferred sales commissions and transfer fees, partially offset by lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation. Employee compensation and benefits expense decreased due to lower base compensation and fringe benefits, partially offset by higher incentive compensation and commissions. G&A expenses decreased primarily due to the Bernstein Research Services deconsolidation and lower technology and related expense, partially offset by higher office-related expenses and professional fees. The decrease in interest expense is driven by lower average borrowings.
Sequentially, operating expenses of $829 million decreased 4% from $862 million, driven primarily by lower employee compensation and benefits expense, promotion and servicing expense and interest expense on borrowings, offset by higher G&A expense. Compensation and benefits expense decreased due to lower base compensation and fringe benefits, partially offset by higher incentive compensation and commissions. Promotion and servicing expense decreased due to lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation, partially offset by higher distribution related payments, marketing costs and amortization of deferred sales commissions. The decrease in interest expense is driven by lower average borrowings. G&A expense increased primarily due to the recognition of a one-time $20.8 million incentive grant in connection with our headquarters relocation to Nashville, Tennessee in the first quarter, partially offset by lower office-related expenses, technology and related expense and portfolio servicing expense.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $199 million increased 6% from $189 million in the second quarter of 2023 and the operating margin of 19.0% in the second quarter of 2024 increased 60 basis points from 18.4% in the second quarter of 2023.
Sequentially, operating income decreased 18% from $242 million in the first quarter of 2024 and the operating margin of 19.0% decreased 220 basis points from 21.2% in the first quarter of 2024.
Second quarter diluted net income per Unit was $0.99 compared to $0.53 in the second quarter of 2023 and $0.67 in the first quarter of 2024.

www.alliancebernstein.com	5 of 15

Non-GAAP Earnings

This section discusses our second quarter 2024 non-GAAP financial results, compared to the second quarter of 2023 and the first quarter of 2024. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Second quarter adjusted net revenues of $826 million increased slightly from $823 million in the second quarter of 2023. The increase was due to higher investment advisory base fees and higher performance-based fees, partially offset by the Bernstein Research Services deconsolidation. Base fees increased 9% from the second quarter of 2023.
Sequentially, adjusted net revenues of $826 million decreased 7% from $884 million. The decrease was primarily due to the Bernstein Research Services deconsolidation, partially offset by higher investment advisory base fees and higher performance-based fees. .
Adjusted Expenses
Second quarter adjusted operating expenses of $572 million decreased 5% from $601 million in the second quarter of 2023 largely driven by lower G&A and promotion and servicing expense associated with the Bernstein Research Services deconsolidation. G&A expenses decreased 10% from the second quarter of 2023 primarily due to lower technology and related expense, portfolio servicing expense, a favorable foreign exchange impact and lower professional fees. Promotion and servicing expense decreased 29% from the second quarter of 2023 primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation.

Sequentially, adjusted operating expenses of $572 million decreased 7% from $617 million, primarily driven by lower compensation and benefits, promotion and servicing and G&A expenses. Lower compensation and benefits expense in the second quarter of 2024 reflected accruing to a flat compensation ratio of 49.0% on lower net revenues driven by the Bernstein Research Services deconsolidation. Promotion and servicing expense decreased 29% from the first quarter of 2024, primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation. G&A expenses decreased 2% from the first quarter of 2024 primarily driven by lower office-related expenses, technology and related expense and portfolio servicing expense.
Adjusted operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $254 million increased 15% from $222 million in the second quarter of 2023, and the adjusted operating margin of 30.8% increased 380 basis points from 27.0%.
Sequentially, adjusted operating income of $254 million decreased 5% from $267 million and the adjusted operating margin of 30.8% increased 50 basis points from 30.3%.
Second quarter adjusted diluted net income per Unit was $0.71 compared to $0.61 in the second quarter of 2023 and $0.73 in the first quarter of 2024.
Headcount
As of June 30, 2024, we had 4,264 employees, compared to 4,606 employees as of June 30, 2023 and 4,708 employees as of March 31, 2024. The decrease in headcount as of June 30, 2024 is due to our deconsolidation of the Bernstein Research Services business and transferring 546 employees to the newly formed joint ventures.

www.alliancebernstein.com	6 of 15

Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.9	—	1.0	0.5
Total Cash Paid for AB Holding Units Purchased (1)	$29.0	$—	$33.3	$18.8
Open Market Purchases of AB Holding Units Purchased (1)	0.6	—	0.6	—
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$21.5	$—	$21.5	$—
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2024 Earnings Conference Call Information
Management will review second quarter 2024 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Friday, July 26, 2024. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Jackie Marks, Chief Financial Officer and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our second quarter 2024 financial and operating results on July 26, 2024.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

www.alliancebernstein.com	7 of 15

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2023 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2024, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.6% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.1% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com	8 of 15

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2024	2Q 2023	% Change	1Q 2024	% Change

GAAP revenues:
Base fees	$774,017	$703,371	10.0%	$754,239	2.6%
Performance fees	43,310	18,307	136.6	30,166	43.6
Bernstein research services[1]	—	91,847	(100.0)	96,222	(100.0)
Distribution revenues	172,905	144,798	19.4	165,690	4.4
Dividends and interest	43,986	50,193	(12.4)	44,515	(1.2)
Investments (losses) gains	(23,629)	670	n/m	11,743	n/m
Other revenues	39,167	24,719	58.4	25,293	54.9
Total revenues	1,049,756	1,033,905	1.5	1,127,868	(6.9)
Less: Broker-dealer related interest expense	21,813	25,449	(14.3)	23,717	(8.0)
Total net revenues	1,027,943	1,008,456	1.9	1,104,151	(6.9)

GAAP operating expenses:
Employee compensation and benefits	423,324	428,079	(1.1)	452,772	(6.5)
Promotion and servicing
Distribution-related payments	179,908	150,038	19.9	172,982	4.0
Amortization of deferred sales commissions	13,348	8,767	52.3	11,799	13.1
Trade execution, marketing, T&E and other	40,940	54,138	(24.4)	54,991	(25.6)
General and administrative	145,732	149,935	(2.8)	137,910	5.7
Contingent payment arrangements	2,558	2,443	4.7	2,558	—
Interest on borrowings	11,313	14,672	(22.9)	17,370	(34.9)
Amortization of intangible assets	11,531	11,723	(1.6)	11,772	(2.0)
Total operating expenses	828,654	819,795	1.1	862,154	(3.9)
Operating income	199,289	188,661	5.6	241,997	(17.6)

Gain on divestiture	134,555	—	n/m	—	n/m
Non-Operating income	134,555	—	n/m	—	n/m
Pre-tax income	333,844	188,661	77.0	241,997	38.0
Income taxes	20,092	9,901	102.9	16,042	25.2
Net income	313,752	178,760	75.5	225,955	38.9
Net income of consolidated entities attributable to non-controlling interests	4,180	3,023	38.3	8,028	(47.9)
Net income attributable to AB Unitholders	$309,572	$175,737	76.2%	$217,927	42.1%

1 On April 1, 2024, AB and Societe Generale, a leading European bank, completed their transaction to form a jointly owned equity research provider and cash equity trading partner for institutional investors. AB deconsolidated the Bernstein Research Services business and contributed the business to the joint venture.

www.alliancebernstein.com	9 of 15

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2024	2Q 2023	% Change	1Q 2024	% Change

Equity in Net Income Attributable to AB Unitholders	$122,705	$69,121	77.5%	$86,281	42.2%
Income Taxes	9,182	8,563	7.2	9,059	1.4
Net Income	$113,523	$60,558	87.5%	$77,222	47.0%
Net Income - Diluted	$113,523	$60,558	87.5%	$77,222	47.0%
Diluted Net Income per Unit	$0.99	$0.53	86.8%	$0.67	47.8%
Distribution per Unit	$0.71	$0.61	16.4%	$0.73	(2.7)%

Units Outstanding	2Q 2024	2Q 2023	% Change	1Q 2024	% Change
AB L.P.
Period-end	286,773,773	285,730,404	0.4%	287,322,525	(0.2)%
Weighted average - basic	287,191,726	285,670,383	0.5	286,875,671	0.1
Weighted average - diluted	287,191,726	285,670,383	0.5	286,875,671	0.1
AB Holding L.P.
Period-end	114,619,452	113,555,480	0.9%	115,163,604	(0.5)%
Weighted average - basic	115,034,220	113,493,799	1.4	114,704,111	0.3
Weighted average - diluted	115,034,220	113,493,799	1.4	114,704,111	0.3

www.alliancebernstein.com	10 of 15

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2024
($ Billions)
Ending and Average	Three Months Ended
	6/30/24	6/30/23
Ending Assets Under Management	$769.5	$691.5
Average Assets Under Management	$755.5	$678.4

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$322.5	$308.0	$128.2	$758.7
Sales/New accounts	3.3	23.2	5.4	31.9
Redemption/Terminations	(3.5)	(16.7)	(5.5)	(25.7)
Net Cash Flows	(1.6)	(3.7)	—	(5.3)
Net Flows	(1.8)	2.8	(0.1)	0.9
Investment Performance	2.0	5.6	2.3	9.9
End of Period	$322.7	$316.4	$130.4	$769.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$264.1	$64.7	$212.1	$64.0	$11.2	$142.6	$758.7
Sales/New accounts	12.5	0.3	10.3	4.9	—	3.9	31.9
Redemption/Terminations	(13.4)	(0.1)	(7.4)	(3.1)	(0.1)	(1.6)	(25.7)
Net Cash Flows	(5.2)	(0.9)	1.5	0.1	0.1	(0.9)	(5.3)
Net Flows	(6.1)	(0.7)	4.4	1.9	—	1.4	0.9
Investment Performance	6.4	1.8	(0.5)	0.3	(0.2)	2.1	9.9
End of Period	$264.4	$65.8	$216.0	$66.2	$11.0	$146.1	$769.5

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(6.1)	(0.7)	$(6.8)
Fixed Income	6.3	—	6.3
Alternatives/Multi-Asset Solutions (2)	1.1	0.3	1.4
Total	$1.3	$(0.4)	$0.9
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$242.8	$189.5	$127.7	$560.0
Non-U.S. Clients	79.9	126.9	2.7	209.5
Total	$322.7	$316.4	$130.4	$769.5

www.alliancebernstein.com	11 of 15

AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

Net Revenues, GAAP basis	$1,027,943	$1,104,151	$1,090,720	$1,032,056	$1,008,456	$1,024,091
Exclude:
Distribution-related adjustments:
Distribution revenues	(172,905)	(165,690)	(151,339)	(149,049)	(144,798)	(141,078)
Investment advisory services fees	(20,350)	(19,090)	(15,302)	(16,156)	(14,005)	(15,456)
Pass through adjustments:
Investment advisory services fees	(11,488)	(15,513)	(27,162)	(14,567)	(11,046)	(9,763)
Other revenues	(20,447)	(8,761)	(8,811)	(8,661)	(8,096)	(9,343)
Impact of consolidated company-sponsored investment funds	(3,292)	(8,374)	(13,670)	1,931	(2,975)	(10,409)
Incentive compensation-related items	(1,521)	(2,547)	(3,509)	238	(4,905)	(5,443)
Equity loss on JVs	27,893	—	—	—	—	—
Adjusted Net Revenues	$825,833	$884,176	$870,927	$845,792	$822,631	$832,599

Operating Income, GAAP basis	$199,289	$241,997	$238,500	$175,250	$188,661	$215,260
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	751	1,097	1,126	1,354	1,103	1,608
EQH award compensation	291	215	179	142	215	191
Acquisition-related expenses	19,035	14,981	14,879	44,941	20,525	17,725
Equity loss on JVs	27,893	—	—	—	—	—
Interest on borrowings (1)	11,313	17,370	12,800	13,209	14,672	13,713
Total non-GAAP adjustments	59,077	33,457	28,778	59,440	36,309	33,031
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	4,180	8,028	13,384	(2,164)	3,023	9,767
Adjusted Operating Income(1)	$254,186	$267,426	$253,894	$236,854	$221,947	$238,524
Operating Margin, GAAP basis excl. non-controlling interests	19.0%	21.2%	20.6%	17.2%	18.4%	20.1%
Adjusted Operating Margin(1)	30.8%	30.3%	29.2%	28.0%	27.0%	28.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Net Income - Diluted, GAAP basis	$113,523	$77,222	$79,198	$56,991	$60,558	$67,437
Impact on net income of AB non-GAAP adjustments	(32,232)	6,176	6,228	17,077	8,124	7,401
Adjusted Net Income - Diluted	$81,291	$83,398	$85,426	$74,068	$68,682	$74,838

Diluted Net Income per Holding Unit, GAAP basis	$0.99	$0.67	$0.71	$0.50	$0.53	$0.59
Impact of AB non-GAAP adjustments	(0.28)	0.06	0.06	0.15	0.08	0.07
Adjusted Diluted Net Income per Holding Unit	$0.71	$0.73	$0.77	$0.65	$0.61	$0.66
(1) During the second quarter of 2023, we adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

www.alliancebernstein.com	12 of 15

AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with SocGen. These amounts are expensed by us and passed to the JVs for reimbursement. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) acquisition-related expenses, (5) equity income (loss) on JVs (6) interest on borrowings and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a

www.alliancebernstein.com	13 of 15

period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.
We also adjust operating income to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.alliancebernstein.com	14 of 15